UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	45-0311232
(State of incorporation or organization)	(IRS Employer Identification No.)

1400 31st Avenue SW, Suite 60 Post Office Box 1988 Minot, ND	58702
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
6.625% Series C Cumulative Redeemable Preferred Shares (Liquidation Preference $25.00 Per Share), no par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): File No. 333-220378

Securities registered pursuant to Section 12(g) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

The description of the Registrant’s 6.625% Series C Cumulative Redeemable Preferred Shares (Liquidation Preference $25.00 Per Share), no par value per share, contained under the caption “Description of Shares of Beneficial Interest” in the Registrant’s Registration Statement on Form S-3 (File No. 333-220378), which became effective upon filing with the Securities and Exchange Commission on September 7, 2017, and under the caption “Description of the Series C Preferred Shares” in the Registrant’s Prospectus Supplement thereto, dated September 26, 2017 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on September 26, 2017, is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description
3.1

Articles of Amendment and Third Restated Declaration of Trust, as amended and supplemented, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on June 30, 2014 (File No. 001-35624)).

3.2*

Articles Supplementary to the Articles of Amendment and Third Restated Declaration of Trust of the Registrant designating the 6.625% Series C Cumulative Redeemable Preferred Shares, no par value per share.

3.3	Fifth Restated Trustee’s Regulations (Bylaws) of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 17, 2017 (File No. 001-35624)).

4.1*	Form of specimen certificate representing the 6.625% Series C Cumulative Redeemable Preferred Shares, no par value per share.

* Filed herewith.

EXHIBIT INDEX

Exhibit No.	Description
3.1

Articles of Amendment and Third Restated Declaration of Trust, as amended and supplemented, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on June 30, 2014 (File No. 001-35624)).

3.2*

Articles Supplementary to the Articles of Amendment and Third Restated Declaration of Trust of the Registrant designating the 6.625% Series C Cumulative Redeemable Preferred Shares, no par value per share.

3.3	Fifth Restated Trustee’s Regulations (Bylaws) of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 17, 2017 (File No. 001-35624)).

4.1*	Form of specimen certificate representing the 6.625% Series C Cumulative Redeemable Preferred Shares, no par value per share.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTORS REAL ESTATE TRUST

Date: September 28, 2017	By:	/s/ Mark O. Decker, Jr.
	Name:	Mark O. Decker, Jr.
	Title:	President and Chief Executive Officer